Exhibit 99.1

Ecovyst Reports Robust Third Quarter 2021 Results;
Upgrading 2021 Financial Outlook on Strong Performance

▪Sales of $167.4 million, up 28.1%;
▪Net income of $4.7 million with diluted income per share of $0.03; Adjusted net income of $25.5 million with Adjusted diluted EPS of $0.19;
▪Adjusted EBITDA of $69.4 million, up 44.3% with margin of 34.7%, up 420 basis points;
▪Year-to-date Consolidated Cash from Operations of $84.9 million and Adjusted Free Cash Flow of $57.9 million;
▪Upgrading 2021 financial outlook on stronger financial performance

Ecovyst results reflect continuing operations for the Ecoservices and Catalyst Technologies businesses, renamed from Refining Services and Catalysts, respectively. Financial results are on a continuing operations basis, which excludes the Performance Materials and Performance Chemicals businesses due to the recent divestitures from all quarterly and nine-month results presented, unless otherwise indicated.
Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

MALVERN, PA, November 9, 2021 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”) today reported results from continuing operations for the third quarter ended September 30, 2021.

Sales of $167.4 million increased 28.1%, largely driven by higher volumes in chemical catalysts and polyethylene, catalysts used in renewable fuel materials, and the pass through of higher sulfur and other material costs. Net income was $4.7 million with a diluted income per share of $0.03. Adjusted net income was $25.5 million with an Adjusted diluted EPS of $0.19. Adjusted EBITDA of $69.4 million was up 44.3% driven by higher volumes across the portfolio, favorable product mix, and the benefit from the Chem32 acquisition.

“This quarter was our first Ecovyst stand-alone quarter. We outperformed both sequentially and year-on-year, delivering significant growth and highly expanded margins. This was supported by continued demand recovery and secular growth trends in our key end uses, and complemented by our team’s immaculate execution. As a result, we believe we are well positioned to achieve the upper end of our previous 2021 Adjusted EBITDA guidance range and to increase our Sales and Adjusted Free Cash Flow outlook. I am especially proud of our success in helping enable our leading global customers navigate through their supply chain and storm challenges,” said Belgacem Chariag, Ecovyst Chairman, President and Chief Executive Officer.

“Our performance year-to-date demonstrates the critical nature of our products and services, the resilience of our portfolio, the operational network strengths, and the team expertise. We remain confident that we are on track to capitalize on the accelerating favorable demand trends projected to continue through 2022 and beyond.”

Ecovyst Third Quarter 2021 Earnings Release	Page 1

Review of Segment Results and Business Trends

The third quarter acceleration in economic recovery resulted in higher demand for most of our products and services. U.S. refinery utilization, a key indicator for both of our businesses, rebounded during the third quarter, driven by improvement in vehicle miles traveled, which increased approximately 12% year-to-date versus this time last year. We anticipate demand trends to reach pre-pandemic levels by 2022, driven by the projected recovery in traditional fuels, growth in renewable fuels and a continued rise of key end uses for virgin sulfuric acid and polyethylene.

Ecoservices

Sales of $137.5 million rose 27.8% from the prior year driven by higher regeneration services volumes, favorable virgin sulfuric acid pricing, the contribution from the Chem32 acquisition and $15 million of pass-through of higher sulfur costs. Adjusted EBITDA of $51.9 million increased 17.2%, largely attributable to higher regeneration volumes, favorable virgin sulfuric acid pricing, and the addition of the Chem32 catalyst activation business. This more than offset a scheduled maintenance outage that impacted the quarter by approximately $2 million, as there was no comparable outage in the prior year.

Increased vehicle miles driven combined with the rising standards for higher efficiency and lower emissions gasoline are driving alkylate utilization higher and consequently increasing demand for sulfuric acid regeneration services. Virgin sulfuric acid volumes continue to benefit from growing uses in mining applications for green infrastructure and electrification trends. Strong demand for construction-related materials has also supported the recovery in a broad range of industrial applications for virgin acid uses. These favorable trends continue to offset a slower return for automotive production due to supply chain challenges expected to persist through most of 2022. The catalyst activation services business continued to exhibit rapid growth from increasing renewable fuels production.

Catalyst Technologies

Sales of $29.9 million increased 29.4% from the same period in 2020, benefiting from continued robust demand for polyethylene catalysts and the timing of chemical catalysts sales, including methyl methacrylate. Zeolyst JV sales of $32.8 million rose 23.5% from the same period in 2020 due to rapidly growing demand for catalysts used in renewable fuels and the demand recovery for emission control catalysts, despite the supply chain impacts on vehicle production. Adjusted EBITDA of $25.5 million increased 116.1% as a result of higher volumes, strong product mix and improved manufacturing network efficiencies.

Polyethylene demand remains resilient, driven by the growing consumer demand for films and packaging. Higher refinery utilization rates are increasing catalyst demand for both traditional and renewable fuels on the continued recovery in vehicle miles traveled. In particular, as traditional fuels demand returns to pre-pandemic levels, hydrocracking catalyst volumes are expected to increase through 2022. Emission control catalyst demand is expected to demonstrate sequential improvement through 2022 as heavy duty diesel production rates meet increasing demand.

Cash Flows and Balance Sheet

Consolidated cash flows from operating activities was $84.9 million, compared to $56.4 million for the same period in 2020. The increase was driven by an increase in operating profit and an increase in dividends received from the Zeolyst JV. At September 30, 2021, the Company had total gross debt of $897.8 million and available liquidity of $165.6 million, including cash and cash equivalents of $104.8 million. The Company expects a net debt to Adjusted EBITDA leverage ratio in the mid 3x range by year-end 2021.

Ecovyst Third Quarter 2021 Earnings Release	Page 2

2021 Financial Outlook

Given the year to date performance and anticipated continued recovery in underlying demand fundamentals, the Company is upgrading its full year 2021 guidance1 noted as below. This outlook reflects the Ecoservices and Catalyst Technologies businesses and excludes Performance Chemicals2.

▪Sales of $590 million to $600 million3 (increased from $565 million to $575 million based on higher volume and the pass-through of higher sulfur costs)
▪Adjusted EBITDA of $220 million to $225 million (upgraded from $215 million to $225 million based on stronger demand)
▪Adjusted free cash flow of $70 million to $80 million (increased from $60 million to $70 million based on improved cash from operations)

(1) Assumes economic activity and business trends continue as anticipated with no major disruptions from potential resurgence of the COVID-19 pandemic.
(2) With the sale of the Performance Chemicals business, Ecovyst is reporting this business as a discontinued operation.
(3) GAAP sales only; excludes proportionate 50% share of Zeolyst Joint Venture sales target of $130 million to $140 million (lowered from $140 million to $150 million)

Conference Call and Webcast Details

On Tuesday, November 9, 2021, Ecovyst management will review the third quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.

Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 459-5346 (domestic) or 1 (203) 518-9544 (international) and use the participant code ECVTQ321.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Nahla A. Azmy
(484) 617 1225
Nahla.Azmy@ecovyst.com

General Investor Inquiries:
InvestorRelations@ecovyst.com

Ecovyst Third Quarter 2021 Earnings Release	Page 3

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.

We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst joint venture, supplies zeolites used for catalysts that remove nitric oxide from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted EPS, and net debt (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

The Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs.

Zeolyst Joint Venture

The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Ecovyst Third Quarter 2021 Earnings Release	Page 4

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program, product and service offerings, including the impact of the COVID-19 pandemic on such items, expected demand trends and our 2021 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Third Quarter 2021 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change

Sales	$167.4	$130.7	28.1%	$441.0	$371.8	18.6%
Cost of goods sold	113.8	89.9	26.6%	318.8	258.6	23.3%
Gross profit	53.6	40.8	31.4%	122.2	113.4	7.8%
Selling, general and administrative expenses	24.8	18.7	32.6%	68.8	61.5	11.9%
Other operating expense, net	6.3	3.3	90.9%	16.8	11.3	48.7%
Operating income	22.5	18.8	19.7%	36.6	40.6	(9.9)%
Equity in net (income) from affiliated companies	(8.8)	(0.1)	NM	(20.7)	(19.9)	4.0%
Interest expense, net	9.0	10.4	(13.5)%	28.2	40.9	(31.1)%
Debt extinguishment costs	15.2	14.0	8.6%	26.9	16.5	63.0%
Other (income) expense, net	(0.2)	(4.1)	(95.1)%	3.1	(0.2)	NM
Income (loss) before income taxes and noncontrolling interest	7.3	(1.4)	(621.4)%	(0.9)	3.3	(127.3)%
Provision (benefit) for income taxes	2.6	21.3	(87.8)%	5.1	(5.0)	(202.0)%
Effective tax rate	35.6%	(1,579.7)%		(610.9)%	(149.9)%
Net income (loss) from continuing operations	4.7	(22.7)	(120.7)%	(6.0)	8.3	(172.3)%
Net (loss) income from discontinued operations, net of tax	(75.9)	30.5	(348.9)%	(159.1)	16.3	NM
Net (loss) income	(71.2)	7.8	NM	(165.1)	24.6	(771.1)%
Less: Net income attributable to the noncontrolling interest - discontinued operations	0.1	0.3	(66.7)%	0.3	0.9	(66.7)%
Net (loss) income attributable to Ecovyst Inc.	$(71.3)	$7.5	NM	$(165.4)	$23.7	(797.9)%

Income (loss) from continuing operations attributable to Ecovyst Inc.	$4.7	$(22.7)		$(6.0)	$8.3
(Loss) income from discontinued operations attributable to Ecovyst Inc.	$(76.0)	$30.2		$(159.4)	$15.4
Net (loss) income attributable to Ecovyst Inc.	$(71.3)	$7.5		$(165.4)	$23.7

Earnings per share:
Basic (loss) income per share - continuing operations	$0.03	$(0.17)		$(0.04)	$0.06
Diluted (loss) income per share - continuing operations	$0.03	$(0.17)		$(0.04)	$0.06

Weighted average shares outstanding:
Basic	136,129,591	135,106,969		136,111,555	135,292,163
Diluted	137,354,427	135,106,969		136,111,555	136,188,033

Ecovyst Third Quarter 2021 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$104.8	$113.4
Accounts receivable, net	81.1	45.9
Inventories, net	48.1	52.8
Prepaid and other current assets	17.5	11.5
Current assets held for sale	—	205.1
Total current assets	251.5	428.7
Investments in affiliated companies	455.3	458.1
Property, plant and equipment, net	595.1	591.7
Goodwill	406.1	391.6
Other intangible assets, net	149.1	137.4
Right-of-use lease assets	31.0	28.9
Other long-term assets	14.7	12.5
Long-term assets held for sale	—	1,149.4
Total assets	$1,902.8	$3,198.3
LIABILITIES
Current maturities of long-term debt	$9.0	$—
Accounts payable	49.2	38.1
Operating lease liabilities—current	8.1	6.7
Accrued liabilities	71.7	48.5
Current liabilities held for sale	—	108.5
Total current liabilities	138.0	201.8
Long-term debt, excluding current portion	874.6	1,400.4
Deferred income taxes	130.6	126.2
Operating lease liabilities—noncurrent	22.8	22.0
Other long-term liabilities	29.5	15.3
Long-term liabilities held for sale	—	155.4
Total liabilities	1,195.5	1,921.1
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 137,835,243 and 137,102,143 on September 30, 2021 and December 31, 2020, respectively; outstanding shares 136,953,030 and 136,318,557 on September 30, 2021 and December 31, 2020, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,068.8	1,477.9
Accumulated deficit	(341.1)	(175.8)
Treasury stock, at cost; shares 882,213 and 783,586 on September 30, 2021 and December 31, 2020, respectively	(12.6)	(11.1)
Accumulated other comprehensive loss	(9.2)	(15.3)
Total Ecovyst Inc. equity	707.3	1,277.1
Noncontrolling interest	—	0.1
Total equity	707.3	1,277.2
Total liabilities and equity	$1,902.8	$3,198.3

Ecovyst Third Quarter 2021 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:	(in millions)
Net (loss) income	$(165.1)	$24.6
Net income (loss) from discontinued operations	159.1	(16.3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.9	47.9
Amortization	10.2	8.7
Amortization of deferred financing costs and original issue discount	1.4	1.9
Debt extinguishment costs	12.8	14.1
Foreign currency exchange loss (gain)	4.8	(0.6)
Deferred income tax provision	4.3	2.7
Net loss on asset disposals	4.5	1.2
Stock compensation	22.8	13.3
Equity in net income from affiliated companies	(20.7)	(19.9)
Dividends received from affiliated companies	20.0	15.0
Other, net	6.7	(2.6)
Working capital changes that provided (used) cash, excluding the effect of acquisitions and dispositions:
Receivables	(33.8)	1.7
Inventories	6.1	(4.9)
Prepaids and other current assets	(8.4)	(1.7)
Accounts payable	10.1	0.4
Accrued liabilities	7.5	(29.2)
Net cash provided by operating activities, continuing operations	92.3	56.4
Net cash (used in) provided by operating activities, discontinued operations	(7.4)	94.2
Net cash provided by operating activities	84.9	150.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(44.6)	(34.6)
Proceeds from business divestiture, net of cash	994.5	—
Business combinations, net of cash acquired	(42.8)	—
Proceeds from sale of assets	—	2.4
Net cash provided by (used in) investing activities, continuing operations	907.1	(32.2)
Net cash used in investing activities, discontinued operations	(40.9)	(9.9)
Net cash provided by (used in) investing activities	866.1	(42.1)
Cash flows from financing activities:
Draw down of revolving credit facilities	—	127.5
Repayments of revolving credit facilities	—	(127.5)
Issuance of long-term debt, net of discount	897.8	640.3
Debt issuance costs	(1.3)	(9.0)
Repayments of long-term debt	(1,428.6)	(626.6)
Debt prepayment fees	(8.5)	(10.6)
Dividends paid to stockholders	(435.6)	—
Repurchases of common shares	(1.5)	(4.1)
Proceeds from stock options exercised	0.2	0.2
Other, net	(0.1)	—
Net cash used in financing activities, continuing operations	(977.6)	(9.8)
Net cash used in provided by financing activities, discontinued operations	(1.1)	(0.5)
Net cash used in financing activities	(978.7)	(10.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4.7)	(6.0)
Net change in cash, cash equivalents and restricted cash	(32.4)	92.3
Cash, cash equivalents and restricted cash at beginning of period	137.2	73.9
Cash, cash equivalents and restricted cash at end of period	104.8	166.2
Less: cash, cash equivalents, and restricted cash of discontinued operations	—	(41.8)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$104.8	$124.5

Ecovyst Third Quarter 2021 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net Income (Loss) to Segment Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in millions)
Reconciliation of net income (loss) from continuing operations to Segment Adjusted EBITDA
Net income (loss) from continuing operations	$4.7	$(22.7)	$(6.0)	$8.3
Provision (benefit) for income taxes	2.6	21.3	5.1	(5.0)
Interest expense, net	9.0	10.4	28.2	40.9
Depreciation and amortization	20.6	19.2	60.1	56.5
EBITDA	36.9	28.2	87.4	100.7
Joint venture depreciation, amortization and interest(a)	4.1	3.6	11.4	11.1
Amortization of investment in affiliate step-up(b)	1.6	1.7	4.9	5.0
Debt extinguishment costs	15.2	14.0	26.9	16.5
Net loss on asset disposals(c)	2.2	0.6	4.5	1.2
Foreign currency exchange loss (gain)(d)	0.9	(4.3)	4.8	(0.6)
LIFO benefit(e)	(1.3)	(1.3)	(2.0)	(4.9)
Transaction and other related costs(f)	0.5	0.2	1.6	1.4
Equity-based compensation	10.2	4.4	22.8	13.3
Restructuring, integration and business optimization expenses(g)	0.1	0.3	2.4	1.4
Defined benefit pension plan benefit(h)	(1.0)	(0.2)	(2.2)	(0.5)
Other(i)	—	0.9	1.9	2.1
Adjusted EBITDA	69.4	48.1	164.4	146.7
Unallocated corporate expenses	8.0	8.0	25.6	29.5
Segment Adjusted EBITDA	$77.4	$56.1	$190.0	$176.2

Ecovyst Third Quarter 2021 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because the Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016 (the “Business Combination”). We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income primarily related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)Represents adjustments for defined benefit pension plan (benefit) costs in our statements of income. All of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen. As such, we do not view such income or expenses as core to our ongoing business operations.
(i)Other costs consist of certain expenses that are not core to our ongoing business operations, including environmental remediation-related costs, capital and franchise taxes. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Third Quarter 2021 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net Income (Loss) to Adjusted Net Income(1)

	Three months ended September 30,
	2021			2020
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net income (loss) from continuing operations	$7.3	$2.6	$4.7	$(1.4)	$21.3	$(22.7)

Earnings per share:
Basic earnings (loss) per share - continuing operations			$0.03			$(0.17)
Diluted earnings (loss) per share - continuing operations			$0.03			$(0.17)

Net income (loss) from continuing operations	$7.3	$2.6	$4.7	$(1.4)	$21.3	$(22.7)
Amortization of investment in affiliate step-up(b)	1.6	0.5	1.1	1.7	0.6	1.1
Debt extinguishment costs	15.2	4.4	10.8	14.0	5.1	8.9
Net loss on asset disposals(c)	2.2	0.5	1.7	0.6	0.4	0.2
Foreign currency exchange loss (gain)(d)	0.9	0.2	0.7	(4.3)	(1.6)	(2.7)
LIFO benefit(e)	(1.3)	(0.4)	(0.9)	(1.3)	(0.5)	(0.8)
Transaction and other related costs(f)	0.5	0.2	0.3	0.2	0.1	0.1
Equity-based compensation	10.2	2.9	7.3	4.4	1.6	2.8
Restructuring, integration and business optimization expenses(g)	0.1	0.1	—	0.3	0.1	0.2
Defined benefit plan pension benefit(h)	(1.0)	(0.3)	(0.7)	(0.2)	(0.1)	(0.1)
Other(i)	—	—	—	0.9	0.1	0.8
Adjusted Net Income, including Intraperiod allocation	35.7	10.7	25.0	14.9	27.1	(12.2)
Intraperiod allocation for restating discontinued operations(2)	—	(0.5)	0.5	—	(21.7)	21.7
Adjusted Net Income(1)	$35.7	$10.2	$25.5	$14.9	$5.4	$9.5

Adjusted earnings per share:
Adjusted basic earnings per share			$0.19			$0.07
Adjusted diluted earnings per share			$0.19			$0.07

Weighted average shares outstanding:
Basic			136,129,591			135,106,969
Diluted			137,354,427			135,106,969

Ecovyst Third Quarter 2021 Earnings Release	Page 11

	Nine months ended September 30,
	2021			2020
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net (loss) income from continuing operations	$(0.9)	$5.1	$(6.0)	$3.3	$(5.0)	$8.3

Earnings per share:
Basic (loss) earnings per share - continuing operations			$(0.04)			$0.06
Diluted (loss) earnings per share - continuing operations			$(0.04)			$0.06

Net (loss) income from continuing operations	$(0.9)	$5.1	$(6.0)	$3.3	$(5.0)	$8.3
Amortization of investment in affiliate step-up(b)	4.9	1.4	3.5	5.0	1.8	3.2
Debt extinguishment costs	26.9	7.5	19.4	16.5	6.0	10.5
Net loss on asset disposals(c)	4.5	1.2	3.3	1.2	0.5	0.7
Foreign currency exchange loss (gain)(d)	4.8	1.3	3.5	(0.6)	(0.2)	(0.4)
LIFO benefit(e)	(2.0)	(0.6)	(1.4)	(4.9)	(1.8)	(3.1)
Transaction and other related costs(f)	1.6	0.5	1.1	1.4	0.5	0.9
Equity-based compensation	22.8	6.4	16.4	13.3	4.8	8.5
Restructuring, integration and business optimization expenses(g)	2.4	0.7	1.7	1.4	0.5	0.9
Defined benefit plan pension benefit(h)	(2.2)	(0.6)	(1.6)	(0.5)	(0.2)	(0.3)
Other(i)	1.9	0.6	1.3	2.1	0.7	1.4
Adjusted Net Income, including Intraperiod allocation	64.7	23.5	41.2	38.2	7.6	30.6
Intraperiod allocation for restating discontinued operations(2)	—	(5.3)	5.3	—	6.1	(6.1)
Adjusted Net Income(1)	$64.7	$18.2	$46.5	$38.2	$13.7	$24.5

Adjusted earnings per share:
Adjusted basic earnings per share			$0.34			$0.18
Adjusted diluted earnings per share			$0.34			$0.18

Weighted average shares outstanding:
Basic			136,111,555			135,292,163
Diluted			136,111,555			136,188,033
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.
(1)We define adjusted net income as net income attributable to Ecovyst adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
(2)Due to the sale of the Performance Chemicals business, the tax rates used to value deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) needs to be adjusted. Given it is a direct result of the sale of discontinued operations and the need to adjust the tax rate arose because of discontinued operations, the impact of revaluing the reporting entity’s DTAs and DTLs are reflected in continuing operations.

Ecovyst Third Quarter 2021 Earnings Release	Page 12

Appendix Table A-3: Business Segment Sales and Adjusted EBITDA

	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change

Sales:
Ecoservices	$137.5	$107.6	27.8%	$358.5	$298.7	20.0%
Silica Catalysts	29.9	23.1	29.4%	82.5	73.1	12.9%
Total sales	$167.4	$130.7	28.1%	$441.0	$371.8	18.6%

Zeolyst joint venture sales	$32.8	$26.6	23.5%	$95.0	$99.7	(4.7)%

Adjusted EBITDA:
Ecoservices	$51.9	$44.3	17.2%	$125.4	$116.5	7.6%
Catalyst Technologies	25.5	11.8	116.1%	64.6	59.7	8.2%
Total Segment Adjusted EBITDA	$77.4	$56.1	38.0%	$190.0	$176.2	7.8%
Corporate	(8.0)	(8.0)	—%	(25.6)	(29.5)	13.2%
Total Adjusted EBITDA	$69.4	$48.1	44.3%	$164.4	$146.7	12.1%

Adjusted EBITDA Margin:
Ecoservices	37.7%	41.2%		35.0%	39.0%
Catalyst Technologies(1)	40.7%	23.7%		36.4%	34.5%
Total Adjusted EBITDA Margin(1)	34.7%	30.5%		30.7%	31.1%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Third Quarter 2021 Earnings Release	Page 13

Appendix Table A-4: Adjusted Free Cash Flow

	Nine months ended September 30,
	2021	2020
	(in millions)
Net cash provided by operating activities, continuing operations	$92.3	$56.4
Net cash (used in) provided by operating activities, discontinued operations	(7.4)	94.2
Net cash provided by operating activities	84.9	150.6

Less:
Purchases of property, plant and equipment, continuing operations	(44.6)	(34.6)
Purchases of property, plant and equipment, discontinued operations	(31.0)	(28.3)
Purchases of property, plant and equipment(1)	(75.6)	(62.9)

Free cash flow	9.3	87.7

Adjustments to free cash flow:
Proceeds from sale of assets	0.3	10.3
Net interest proceeds on currency swaps	2.3	2.2
Cash paid for costs related to segment disposals	40.3	—
Cash paid for debt financing costs included in cash from operating activities	5.7	—
Adjusted free cash flow(2)	$57.9	$100.2

Net cash provided by (used in) investing activities(3)	$866.1	$(42.1)
Net cash used in financing activities	$(978.7)	$(10.2)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst joint venture.
(2)We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for proceeds from sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, including the reduction in cash paid for interest related to our cross-currency interest rate swaps, and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, proceeds from sale of assets and net interest proceeds on swaps designated as net investment hedges, which are also included in our computation of adjusted free cash flow.

Ecovyst Third Quarter 2021 Earnings Release	Page 14